Exhibit 10.3

FIRST AMENDMENT TO

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This First Amendment to Severance and Change in Control Agreement (this “Amendment”) is entered into and effective as of September 12, 2019, by and between Zafgen, Inc., a Delaware corporation (the “Company”), and Brian P. McVeigh (the “Employee”).

WHEREAS, the Company and the Employee are parties to a Severance and Change in Control Agreement dated as of May 29, 2018 (the “Severance and Change in Control Agreement”);

WHEREAS, the Company and the Employee wish to amend certain provisions of the Severance and Change in Control Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Severance and Change in Control Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby accepted and acknowledged by the Employee and the Company, the parties agree as follows:

1. Section 4 of the Severance and Change in Control Agreement is hereby amended and restated in its entirety as follows:

4. Change in Control Payment. In the event a Terminating Event occurs on or within the 12 months immediately after a Change in Control (such 12-month period, the “Change in Control Period”), subject to the Employee signing a separation agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities (but other than claims or future claims (i) for the payments to be made, benefits to be provided and equity awards to be accelerated to or with regard to the Employee pursuant to this Agreement, (ii) for indemnification at law, pursuant to the Company’s certificate of incorporation and/or by-laws, any other written agreement between the Company and the Employee, and any governing document concerning a group benefit plan provided by or sponsored by the Company and in which the Employee is a participant, administrator or fiduciary, (iii) as the holder of securities of the Company, or (iv) for insurance coverage or costs of defense available to the Employee under any policy maintained by the Company), confidentiality, return of property and non-disparagement, in a form and manner reasonably satisfactory to the Company (the “Separation Agreement and Release”) and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter time period set forth in the Separation Agreement and Release), the following shall occur:

(a) the Company shall pay to the Employee an amount equal to the sum of (A) 12 months of the Employee’s annual base salary in effect immediately prior to the Terminating Event (or the Employee’s annual base salary in effect immediately prior to the Change in Control, if higher) plus (B) the Employee’s target annual incentive compensation in effect immediately prior to the Terminating Event (or the Covered Employee’s target annual incentive compensation in effect immediately prior to the Change in Control, if higher);

(b) if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for 12 months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee (and his eligible dependents) if the Employee had remained employed by the Company;

(c) notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all solely time-based stock options and other stock-based awards with solely time-based vesting held by the Employee shall immediately accelerate and become fully exercisable or nonforfeitable as of the Employee’s Date of Termination; provided that any awards granted to the Employee that are solely performance-based and/or performance and time-based will be governed by the terms of the applicable award agreement; and

(d) the amounts payable under this Section 4 shall be paid out in a lump sum commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the amounts shall be paid in the second calendar year by the last day of such 60-day period; provided further, that the payments under this Section 4 shall be reduced by the amount, if any, that the Employee is paid in the same such calendar year pursuant to a garden leave payment in a noncompetition agreement.

2. Section 5 of the Severance and Change in Control Agreement is hereby amended and restated in its entirety as follows:

5. Severance Outside the Change in Control Period. In the event a Terminating Event occurs at any time other than during the Change in Control Period, subject to the Employee signing the Separation Agreement and Release and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter time period set forth in the Separation Agreement and Release), the following shall occur:

(a) the Company shall pay to the Employee an amount equal to the sum of (A) 9 months of the Employee’s annual base salary in effect immediately prior to the Terminating Event plus (B) the Employee’s target annual incentive compensation in effect immediately prior to the Terminating Event;

(b) if the Employee was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Employee a monthly cash payment for 9 months in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Employee (and his eligible dependents) if the Employee had remained employed by the Company; and

(c) the amounts payable under this Section 5 shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 9 months commencing within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the Date of Termination, and the payments under this Section 5 shall be reduced by the amount, if any, that the Employee is paid in the same such calendar year pursuant to a garden leave payment in a noncompetition agreement.

3. Notwithstanding anything to the contrary in this Amendment or the Severance and Change in Control Agreement, this Section 3 of the Amendment shall only apply during the period between the effective date of the Amendment through and including the later of (i) September 1, 2020 or (ii) the date that is 12 months after a Change in Control in the event that a Change in Control occurs on or before September 1, 2020, after which this Section 3 shall be of no further force and effect.

(a) 3-Month Lookback Period. In the event the Employee experiences a Terminating Event within the 3 months immediately prior to a Change in Control, and the Change in Control occurs between the effective date of the Amendment through and including September 1, 2020 and the Employee has signed a Separation Agreement and Release that has become irrevocable and is entitled to the benefits under Section 5 of the Severance and Change in Control Agreement, then the Employee will receive the benefits set forth in Section 4 of the Severance and Change in Control Agreement following the occurrence of a Change in Control; provided that the lump sum amount under Section 4 to be paid to the Employee following the occurrence of a Change in Control will be decreased by any previously paid benefits to the Employee pursuant to Section 5, and the Employee will receive no further benefits pursuant to Section 5. In no event may there be duplication of benefits under Section 4 and Section 5.

(b) Treatment of Unvested Equity. In the event the Employee experiences a Terminating Event on or prior to September 1, 2020 and the Employee has signed a Separation Agreement and Release that has become irrevocable and is entitled to the benefits under Section 5 of the Severance and Change in Control Agreement, then notwithstanding anything to the contrary in the applicable option agreement or stock-based award agreement, any termination or forfeiture of the unvested portion of the Employee’s solely time-based stock options or other stock-based awards with solely time-based vesting that would otherwise occur on the Date of

Termination in the absence of this Amendment will be delayed until the earlier of (i) the date that is 3 months after the Date of Termination or (ii) September 1, 2020 and will only occur if the vesting pursuant to Section 4(c) of the Severance and Change in Control Agreement does not occur due to the non-occurrence of a Change in Control during such period. For the avoidance of doubt, the termination or forfeiture of the unvested portion of any awards granted to the Employee that are solely performance-based and/or performance and time-based will be governed by the terms of the applicable award agreement.

(c) Extended Exercise Period. In the event the Employee experiences a Terminating Event within the 3 months immediately prior to a Change in Control that occurs on or before September 1, 2020 or within the 12 months immediately following a Change in Control that occurs on or before September 1, 2020, and the Employee has signed a Separation Agreement and Release that has become irrevocable and is entitled to the benefits under Section 4 of the Severance and Change in Control Agreement, then notwithstanding anything to the contrary in the applicable option agreement or stock-based award agreement, the exercise period with respect to the Employee’s vested stock options shall not expire until the earlier of (i) the original 10-year expiration date for such vested stock options as provided in the applicable option agreement, or (ii) two years after the Date of Termination.

4. All payments made by the Company to the Employee under the Severance and Change in Control Agreement, as amended by this Amendment, shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Amendment or the Severance and Change in Control Agreement shall be construed to require the Company to make any payments to compensate the Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

5. All other provisions of the Severance and Change in Control Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Severance and Change in Control Agreement except to the extent specifically provided for herein.

6. The validity, interpretation, construction and performance of this Amendment and the Severance and Change in Control Agreement, as amended herein, shall be governed by the laws of the Commonwealth of Massachusetts without regard to principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction. The parties hereby consent to personal jurisdiction of the state and federal courts situated within Massachusetts for purposes of enforcing this Amendment, and waive any objection that he or it might have to personal jurisdiction or venue in those courts.

7. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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IN WITNESS WHEREOF, the parties have executed this Amendment effective on the date and year first above written.

ZAFGEN, INC.

By:	/s/ Jeffrey Hatfield
Name: Jeffrey Hatfield
Title: Chief Executive Officer

/s/ Brian P. McVeigh
Brian P. McVeigh